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Exhibit 4.5

CONFORMED COPY

DATED 6 AUGUST 2004

GENESYS CONFERENCING, INC.
(formerly, VIALOG CORPORATION)
as Term A1, Term B and Revolver 1 Borrower

GENESYS S.A.
as Term A2 and Revolver 2 Borrower

BNP PARIBAS
as Agent

and

BNP PARIBAS
as Security Agent

and

OTHERS

AMENDMENT No4
RELATING TO THE
FACILITIES AGREEMENT
DATED 20 APRIL 2001

THIS AGREEMENT is made on 6 August 2004

BETWEEN

(1)	GENESYS CONFERENCING, INC. (formerly, Vialog Corporation) in its capacity as borrower under the Term A1 Facility, Term B Facility and the Revolving 1 Facility ("GCI");
(2)	GENESYS S.A. in its capacity as borrower under the Term A2 Facility and the Revolving 2 Facility ("Genesys S.A." and together with GCI the "Borrowers");
(3)	BNP PARIBAS as agent for and on behalf of the Lenders (the "Agent");
(4)	BNP PARIBAS as security agent for and on behalf of the Lenders (the "Security Agent"); and
(5)	THE LENDERS (as defined in the Original Facilities Agreement).
RECITALS
(A)
Vialog Corporation ("Vialog") and Genesys S.A. entered into the Original Facilities Agreement (as such term is defined below), pursuant to which the Lenders have agreed to make the Facilities available to Vialog and Genesys S.A.
(B)	GCI is a successor in interest to Vialog pursuant to the change of name by Vialog to "Genesys Conferencing of Massachusetts, Inc." ("GCM"), and the subsequent merger of GCM into GCI in January 2002:
(C)
On 30 April 2003, the Borrowers, the Agent, the Security Agent and the Lenders entered into an Amendment No. 3 to the Original Facilities Agreement on the basis of information provided by the Borrowers and, inter alia, a review by PricewaterhouseCoopers ("PwC") of such information together with the business plan and cash flow projections of the Borrowers prepared by Genesys S.A.
(D)
As a result of unfavourable market conditions, the business plan and cash flow projections of the Borrowers has had to be revised. This revised business plan and cash flow projections have been the subject of an additional review by PwC. The Borrowers, the Agent, the Security Agent and the Lenders have agreed, inter alia, on the basis of the updated PwC's report dated 3 August 2004 to amend the Original Facilities Agreements in accordance with the terms hereof.
IT IS AGREED as follows.
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement, unless otherwise defined herein, capitalised terms shall have the meaning given to them in the Original Facilities Agreement, and in addition:
"Amended Agreement" means the Original Facilities Agreement, as amended by this Agreement.
"Effective Date" means the date of execution of this Agreement.

"Original Facilities Agreement" means the term and revolving facilities agreement dated 20 April 2001 between the Borrowers, the Agent, the Security Agent, BNP Paribas, CIBC World Markets plc and Fortis Bank N.V./S.A. as Arrangers and the Lenders, as amended by the Amendment Agreement, dated 27 November 2001, between the same, the Second Amendment Agreement, dated 11 June 2002, between the same, and the Third Amendment Agreement, dated 30 April 2003.
"PwC Tax Report" means a transfer pricing analysis prepared by PwC and designed to help the company optimize its consolidated tax obligations.
"Strategic Transaction" means a transaction of the kind described in Clause 21.5.1 of the Amended Agreement.
1.2	Interpretation
The rules of interpretation set out in Clause 1.2 (Interpretation) of the Original Facilities Agreement shall apply to this Agreement, mutatis mutandis.

2.	AMENDMENT OF THE ORIGINAL FACILITIES AGREEMENT
With effect from the Effective Date, the Original Facilities Agreement shall be amended and restated as set out below:
2.1	The Original Facilities Agreement shall be amended by adding the following new definitions in Clause 1.1 (Definitions) in the appropriate alphabetical order:
"Postponed Term A1 Outstandings" means any Term A1 Outstandings which are due for repayment after 30 April 2007."
"Postponed Term A2 Outstandings" means any Term A2 Outstandings which are due for repayment after 30 April 2007."
"Reassessment Period" means the eight month period following the end of any Relevant Period in respect of which a Reassessment Circumstance has occurred.
"Reassessment Circumstance" shall mean the occurrence of any one of the following events:
(a) the Cash Cover (as defined in Clause 21.1.1) for any Relevant Period specified in column 1 below shall be less than the ratio set out in column 2 below opposite such Relevant Period:
Column 1 Relevant Period ending	Column 2 Ratio
31 December 2004	0.87
31 March 2005	0.82
30 June 2005	1.02
30 September 2005	1.02
31 December 2005	1.13
31 March 2006	1.08
30 June 2006	0.92
30 September 2006	0.92
31 December 2006	0.90
31 March 2007	0.89
30 June 2007	1.14
30 September 2007	1.11
31 December 2007	0.93
31 March 2008	0.94
30 June 2008	0.83
30 September 2008	0.83
(b)	the Interest Cover (as defined in Clause 21.1.2) for any Relevant Period specified in Column 1 below shall be less than the ratio set out in Column 2 below opposite each Relevant Period:
Column 1 Relevant Period ending	Column 2 Ratio
31 December 2004	4.03
31 March 2005	4.76
30 June 2005	5.46
30 September 2005	5.69
31 December 2005	5.48
31 March 2006	5.42
30 June 2006	5.65
30 September 2006	5.99
31 December 2006	6.86
31 March 2007	7.11
30 June 2007	7.42
30 September 2007	7.79
31 December 2007	8.31
31 March 2008	9.91
30 June 2008	11.75
30 September 2008	13.77

(c)
the ratio of outstanding Consolidated Net Indebtedness to Consolidated EBITDA for any Relevant Period specified in column 1 below shall exceed the ratio set out in column 2 below opposite such Relevant Period:
Column 1 Relevant Period ending	Column 2 Ratio
31 December 2004	4.03
31 March 2005	3.21
30 June 2005	2.81
30 September 2005	2.49
31 December 2005	2.54
31 March 2006	2.45
30 June 2006	2.33
30 September 2006	2.08
31 December 2006	1.77
31 March 2007	1.60
30 June 2007	1.42
30 September 2007	1.27
31 December 2007	1.03
31 March 2008	0.87
30 June 2008	0.72
30 September 2008	0.60
(d)
for each Relevant Period starting with the Relevant Period which ends on 31 December 2004 up to and including the Relevant Period which ends on 30 September 2005, the Consolidated EBITDA for such Relevant Period shall be less than the amount set out in column 2 below in respect of such Relevant Period, and for each Relevant Period which ends after 30 September 2005, the aggregate Consolidated EBITDA for such Relevant Period and the immediately prior Relevant Period shall be less than the amount set out in column 2 below in respect of such Relevant Periods:
Column 1 Relevant Period ending	Column 2 (€ Million)
Quarterly
31 December 2004	6.76
31 March 2005	7.38
30 June 2005	6.41
30 September 2005	5.62
Semi-annual
31 December 2005	11.37
31 March 2006	12.52
30 June 2006	13.76
30 September 2006	13.68
31 December 2006	15.63
31 March 2007	16.67
30 June 2007	15.72
30 September 2007	15.63
31 December 2007	17.85
31 March 2008	19.25
30 June 2008	18.36
30 September 2008	18.25

2.2	The definition of "A1 Margin" shall be amended and restated as follows:

"A1 Margin" means in relation to the Term A1 Outstandings, and subject to Clause 5.3 (Term Margin Ratchet), 2.65% per annum; provided that with respect to the Postponed Term A1 Outstandings, the A1 Margin shall be increased by an additional 0.5% per annum."
2.3	The definition of "A2 Margin" shall be amended and restated as follows:

"A2 Margin" means in relation to the Term A2 Outstandings, and subject to Clause 5.3 (Term Margin Ratchet), 2.65% per annum; provided that with respect to the Postponed Term A2 Outstandings, the A2 Margin shall be increased by an additional 0.5% per annum."
2.4	The definition of "Final Maturity Date" shall be amended and restated as follows:
"Final Maturity Date" means, in relation to the Term A1 Facility and the Term A2 Facility, 31 October 2008 and in relation to the Term B Facility "Final Maturity Date" means 31 October 2008."
2.5	Clause 10.1 (Term A1 Advances and Terms A2 Advances Repayment Instalments) of the Original Facilities Agreement shall be amended and restated as follows:
	"10.1	Term A1 Advances and Terms A2 Advances Repayment Instalments
10.1.1
Each Borrower which has drawn a Term A1 Advance or a Term A2 Advance shall repay the Term A1 Outstandings or the Term A2 Outstandings, as the case may be, in instalments by repaying on each Term Repayment Date the principal amount set out opposite each Term Repayment Date below:
10.1.2
	Repayment Instalment (USD Million)
Term Repayment Date	Term A1 Facility	Term A2 Facility
31 October 2004	5.25	3.0
30 April 2005	3.82	2.18
31 October 2005	3.82	2.18
30 April 2006	5.33	2.67
31 October 2006	5.33	2.67
30 April 2007	3.235	2.575
31 October 2007	0	0
30 April 2008	0	0
31 October 2008	17.45	9.30
2.6	Clause 12.3.2 of the Original Facilities Agreements shall be amended and restated as follows:
12.3.2
The Borrowers shall procure that within 14 days of delivery of the annual consolidated accounts of the Group with respect to the fiscal year 2004 and subsequent years under Clause 19.1 (Annual Statements), the Outstandings shall be prepaid in an aggregate amount equal to 75% of the Excess Cash Flow of the Group above USD 5,000,000.
2.7	Clause 12.7 (Application of Prepayments) of the Original Facilities Agreements shall be amended and restated as follows:
	"12.7	Application of Prepayments
12.7.1
Any prepayment made under Clause 12.2 (Mandatory Prepayment of Amounts), Clause 12.3 (Mandatory Prepayment from Excess Cash Flow), Clause 12.4 (Mandatory Prepayment from bonds), Clause 12.5 (Mandatory Prepayment from capital increase) or Clause 12.8 (Mandatory Prepayment from subordinated debt) shall be applied in repayment:
(a) first, pro rata between the Term B Outstandings, the Term A1 Outstandings and the Term A2 Outstandings in inverse chronological order of maturity; and

(b) second, when the Term Outstandings have been repaid in full, in repayment of the Revolving Outstandings (and any amounts so repaid may not be reborrowed and the Revolving Commitments of the Lenders will be reduced pro rata).
Any prepayment of Term Outstandings in respect of a Term Facility shall be applied against Term Advances then outstanding under that Facility pro rata.
		12.7.2	Any prepayment of Term Outstandings shall satisfy the remaining obligations under Clause 10 (Repayment of the Term Facilities)."
2.8	A new Clause 12.8 shall be added to the Original Facilities Agreement as follows:
	"12.8	Mandatory Prepayment from subordinated debt

The Borrowers shall procure that upon the receipt by the Borrowers of the proceeds of any new Financial Indebtedness entered into in accordance with Clause 21.5 (Reassessment Circumstance), the Outstandings shall be repaid in an aggregate amount equal to such proceeds. Any such prepayment shall be applied in accordance with Clause 12.7 (Application of Prepayments)."
2.9	Clause 21.1 (Financial Condition) of the Original Facilities Agreements shall be amended and restated as follows:
	"21.1	Financial Condition
Genesys S.A. shall ensure that the financial condition of the Group shall be such that:
21.1.1 Cash Cover: Cash Cover for each Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite such Relevant Period.
Column 1 Relevant Period ending	Column 2 Ratio
30 June 2004	0.85
30 September 2004	0.95
31 December 2004	0.78
31 March 2005	0.73
30 June 2005	0.91
30 September 2005	0.91
31 December 2005	1.01
31 March 2006	0.97
30 June 2006	0.82
30 September 2006	0.82
31 December 2006	0.81
31 March 2007	0.80
30 June 2007	1.02
30 September 2007	0.99
31 December 2007	0.83
31 March 2008	0.84
30 June 2008	0.74
30 September 2008	0.74

"Cash Cover" means, in relation to any Relevant Period, the ratio of Consolidated Cash Flow to Consolidated Debt Service for such Relevant Period, but excluding from the calculation (i) any proceeds of the Rights Offering placed in escrow for the purpose of repaying all or part of the Convertible Bonds, and (ii) the Convertible Bond Indebtedness to the extent of the funds described in (i) above.

21.1.2 Interest Cover: Interest Cover for each Relevant Period specified in Column 1 below shall not be less than the ratio set out in Column 2 below opposite each Relevant Period.
Column 1 Relevant Period ending	Column 2 Ratio
30 June 2004	3.20
30 September 2004	3.11
31 December 2004	3.61
31 March 2005	4.26
30 June 2005	4.88
30 September 2005	5.09
31 December 2005	4.90
31 March 2006	4.85
30 June 2006	5.06
30 September 2006	5.36
31 December 2006	6.14
31 March 2007	6.36
30 June 2007	6.64
30 September 2007	6.97
31 December 2007	7.44
31 March 2008	8.87
30 June 2008	10.52
30 September 2008	12.32
"Interest Cover" means, in relation to any Relevant Period, the ratio of Consolidated EBITDA to Consolidated Net Interest Expense for such Relevant Period.

21.1.3 Leverage: The ratio of outstanding Consolidated Net Indebtedness to Consolidated EBITDA for each Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite such Relevant Period.
Column 1 Relevant Period ending	Column 2 Ratio
30 June 2004	4.60
30 September 2004	5.04
31 December 2004	4.42
31 March 2005	3.52
30 June 2005	3.07
30 September 2005	2.72
31 December 2005	2.79
31 March 2006	2.68
30 June 2006	2.55
30 September 2006	2.27
31 December 2006	1.94
31 March 2007	1.75
30 June 2007	1.56
30 September 2007	1.39
31 December 2007	1.12
31 March 2008	0.96
30 June 2008	0.79
30 September 2008	0.66

21.1.4 Consolidated EBITDA: The Consolidated EBITDA for any Relevant Period specified in column 1 below shall not be less than the amount set out in column 2 below opposite such Relevant Period.
Column 1 Relevant Period ending	Column 2 (€ Million)
Quarterly amounts
30 June 2004	3.65
30 September 2004	3.68
31 December 2004	6.05
31 March 2005	6.60
30 June 2005	5.73
30 September 2005	5.03
Semi-annual amounts
31 December 2005	10.17
31 March 2006	11.20
30 June 2006	12.31
30 September 2006	12.24
31 December 2006	13.98
31 March 2007	14.92
30 June 2007	14.07
30 September 2007	13.98
31 December 2007	15.97
31 March 2008	17.22
30 June 2008	16.43
30 September 2008	16.33
21.1.5 Capital Expenditures: The Group shall not in any financial year incur Capital Expenditures in excess of the amounts set out below:
Column 1 Relevant Period (at year end)	Column 2 (€ Million)
2004	3.9
2005	6.9
2006	9.2
2007	11.5

provided that, to the extent that in any financial year the amount spent in making Capital Expenditures on assets is less than the maximum expenditure limit agreed for such period, 50% of such shortfall (the "Shortfall") may be carried forward for the following financial year only and added to the maximum expenditure limits specified above in respect of such following financial year but provided further that if such Shortfall is not spent within such following financial year it shall cease to be available.

For the purposes of determining whether the Shortfall has been spent in such following financial year, it will be presumed that such Shortfall is spent after all of the other Capital Expenditures permitted to be spent in such following financial year have been spent.

For the purposes of determining the thresholds set out above, the amount spent in Capital Expenditures shall not include any Reinvested Amount (as defined in Clause 12.1 under the definition of Net Disposal Amount)."

2.10	A new Clause 21.5 shall be added to the Original Facilities Agreement as follows:
	"21.5	Reassessment Circumstances
		21.5.1	Subject to Clause 21.5.2 below, in the event that (i) a Reassessment Circumstance has occurred and (ii) prior to the end of the Reassessment Period, there has not been:
			(a)	the approval at a general assembly of the shareholders of the Genesys S.A. of a capital increase or rights offering of Genesys S.A. in an amount of not less than EUR 20,000,000;
(b)
the execution for the benefit of any of the Borrowers of an underwritten offer for new Financial Indebtedness which will have a maturity date later than the date of the repayment in full of the Outstandings, which will be unsecured and subordinated to the Facilities, and the proceeds of which will be sufficient to prepay the Outstandings which would otherwise be payable on 30 April 2008 and 31 October 2008;
(c)
the execution for the benefit of any of the Borrowers of an underwritten offer for new Financial Indebtedness, the proceeds of which will be sufficient to prepay in full all the Outstandings owed by the Borrowers;
(d)
the subscription of a bond issuance (or any other debt or hybrid securities, including equity-linked securities), the proceeds of which will be sufficient to prepay in full all the Outstandings owed by the Borrowers;
(e)
(i) the execution of a merger agreement or a sale and purchase agreement by Genesys S.A. which has been approved by the Board of Directors of Genesys S.A., or (ii) the launching of a tender offer with committed financing for a majority of the shares of Genesys S.A. which has been accepted by the Board of Directors of Genesys S.A., which in each case has been approved as necessary by the participants to the transaction and accepted by the Majority Lenders, notably in relation to Clause 12.6 (Mandatory Prepayment on Change of Control) and Clause 22.18 (Mergers), and is completed within 4 months of the end of the Reassessment Period; or
			(f)	such other proposals submitted by Genesys S.A., ratified by the Board of Directors and accepted by the Majority Lenders,

then the Lenders shall have the right, without prejudice to any other provision of the Agreement, following a consultation period among themselves of 15 days and utilizing the procedures set out in Clause 40.1 (Amendments), to declare an Event of Default and exercise all or any of the rights set out in Clause 23.22 (Acceleration and Cancellation), or to take such other actions as may be appropriate in accordance with the terms of the Agreement or in consultation with the Obligors.
21.5.2
For each Relevant Period starting with the Relevant Period which ends on 31 December 2004 up to and including the Relevant Period which ends on 30 September 2005, no Reassessment Circumstance shall be deemed to have occurred and the provisions of Clause 21.5.1 shall not apply, if the relevant Reassessment Circumstance was a result of the Consolidated EBITDA for a Relevant Period being less than the relevant amount for such Relevant Period (such shortfall, the "Shortfall Amount") and in the immediately following Relevant Period, the Consolidated EBITDA for such Relevant Period exceeds the relevant amount for such Relevant Period by an amount greater than or equal to the Shortfall Amount.
21.5.3
During any Reassessment Period, Genesys S.A. shall inform the Agent from time to time as appropriate (and in any event no less frequently than once every three months) of the steps which are being taken, and such other developments as may be relevant, in respect of the completion of a transaction of the type described in Clause 21.5.1.
21.5.4
It is expressly understood that all investment banking, consulting and legal fees, costs or expenses incurred by the Borrowers in exploring or carrying-out a Strategic Transaction set forth in paragraphs (a) to (f) of Clause 21.5.1 above, shall be excluded from the calculation of the ratios set forth in the "Reassessment Circumstance" definition and that of the ratios set forth in Clause 21.1 above."

3.	CONDITIONS SUBSEQUENT
3.1	Condition Subsequent to the Amendments

The amendments to the Original Facilities Agreement set out in Clause 2 (Amendment of the Original Facilities Agreement) are subject to the ratification of the execution of this Agreement by the Boards of Directors of each of the Borrowers.
3.2	Failure of Condition Subsequent to the Amendments

In the event that the condition set out in Clause 3.1 (Condition Subsequent to the Amendments) fails to be satisfied, the amendments to the Original Facilities Agreements set out in Clause 2 (Amendment of the Original Facilities Agreement) shall become null and void and the Original Facilities Agreement shall continue in full force and effect as if such amendments had not been made.
4.	REPRESENTATIONS
The Borrowers make the Repeated Representations as if each reference therein to "the Finance Documents" includes a reference to (a) this Agreement and (b) the Amended Agreement.
5.	ADDITIONAL COVENANTS
5.1	PwC Tax Report

Genesys S.A. hereby covenants that it shall provide to the Agent, with sufficient copies for each of the Lenders, the PwC Tax Report within 30 days of its completion, and in any event no later than 31 December 2004.
5.2	Factoring
5.2.1
Genesys S.A. hereby covenants that it shall enter into factoring arrangements upon commercially reasonable terms with one or more financial institutions with respect to its operations and the ones of its subsidiaries and affiliates in the European Union no later than 31 December 2004 for the purpose of improving their working capital structure as compared to their working capital structure as of the date of this Agreement.
5.2.2
GCI hereby covenants that no later than 31 December 2004 it shall inform the Agent of the intent of GCI to enter into factoring arrangements with respect to its operations and the ones of its subsidiaries and affiliates in North America with the view to improving their working capital structure as compared to their capital working capital structure as of the date of this Agreement.
5.3	Preliminary Internal Measures

Genesys S.A. hereby covenants that it shall, within three months of the date hereof, initiate such internal preliminary measures as may be necessary to permit it to implement a Strategic Transaction, if and when required and as contemplated by Clause 21.5.1, and will inform the Lenders of the status of such preliminary measures no later than 31 October 2004.
6.	CONTINUITY AND FURTHER ASSURANCE
6.1	Continuing Obligations
The provisions of the Original Facilities Agreement shall, save as amended hereby, continue in full force and effect.
6.2	Further Assurance

Each of the Borrowers shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

6.3	Finance Document
This Agreement shall be considered a Finance Document for all purposes under the Amended Agreement.
7.	INCORPORATION OF TERMS

The provisions of clause 25.2 (Preservation and Enforcement of Rights), clause 25.3 (Stamp Taxes), clause 25.4 (Amendment Costs), clause 37 (Remedies and Waiver, Partial Invalidity), clause 41 (Governing Law), clause 42 (Jurisdiction) and clause 38 (Notices) of the Original Facilities Agreements shall be incorporated into this Agreement as if set out in full herein and as if references therein to "this Agreement" and "the Finance Documents" are references to this Agreement.
8.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

SIGNATURES

The Borrowers

GENESYS S.A.

By: FRANCOIS LEGROS

GENESYS CONFERENCING, INC.

By: FRANCOIS LEGROS

The Agent

BNP PARIBAS

By: SERGIO COLLAVINI

      THIERRY BOMMEL

The Security Agent

BNP PARIBAS

By: SERGIO COLLAVINI

      THIERRY BOMMEL

The Lenders

BNP PARIBAS

By: FRANCOIS XAVIER GUILLET as attorney in fact

CIBC WORLD MARKETS PLC

By: FRANCOIS XAVIER GUILLET as attorney in fact

FORTIS BANQUE FRANCE S.A.

By: FRANCOIS XAVIER GUILLET as attorney in fact

IBM FRANCE FINANCEMENT

By: FRANCOIS XAVIER GUILLET as attorney in fact

ENTENIAL

By: FRANCOIS XAVIER GUILLET as attorney in fact

COMMERZBANK A.G.

By: FRANCOIS XAVIER GUILLET as attorney in fact

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  Exhibit 4.5
SIGNATURES